EXHIBIT 99.01

Chegg Reports Q4 and Full Year 2016 Financial Results
Chegg Services Hits Record Revenue of $129 million driven by 47% Subscriber Growth

SANTA CLARA, Calif., February 13, 2017 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Student Hub, today reported financial results for the three and twelve months ended December 31, 2016.

“2016 was our best year ever in terms of financial results and execution as we completed our transition to an all-digital business, grew Chegg Services revenue 37% year over year, and significantly improved EBITDA which was driven by nearly 50% subscriber growth,” said Dan Rosensweig, Chairman and CEO of Chegg. “We enter 2017 with strong momentum as a high growth company that is serving the needs of nearly 40 million annual unique visitors* by helping them to improve their academic, financial, and career outcomes and we remain confident in the 2017 financial forecast that we laid out in November.”

Q4 2016 Financial Highlights:

•	Total Net Revenues of $63.1 million, a decrease of 7% year-over-year

•	Non-GAAP Total Net Revenues of $56.4 million, an increase of 38% year-over-year

•	Chegg Services Revenues grew 54% year-over-year to $44.3 million, or 70% of total net revenues compared to 42% in Q4 2015

•	Required Materials Revenues of $18.8 million compared to $39.5 million in Q4 2015

•	Gross Profit was $42.5 million

•	Non-GAAP Gross Profit was $42.5 million

•	Net Loss was $1.5 million

•	Non-GAAP Net Income was $10.4 million

•	Adjusted EBITDA was $13.9 million

Full Year 2016 Financial Highlights:

•	Total Net Revenues of $254.1 million, a decrease of 16% year-over-year

•	Non-GAAP Total Net Revenues of $199.4 million, an increase of 20% year-over-year

•	Chegg Services Revenues grew 37% year-over-year to $129.3 million, or 51% of total net revenues compared to 31% in 2015

•	Required Materials Revenues of $124.8 million compared to $207.1 million in 2015

•	Gross Profit was $134.5 million

•	Non-GAAP Gross Profit was $134.7 million

•	Net Loss was $42.2 million

•	Non-GAAP Net Income was $8.7 million

•	Adjusted EBITDA was $20.8 million

Our total net revenues are comprised of two revenue streams: Chegg Services revenues, which includes Chegg Study, Chegg Tutors, our writing tools service, Enrollment Marketing, Brand Partnership, Internships, and Test Prep; and Required Materials revenues, which includes commission revenues from Ingram Content Group (Ingram), and the rental and sale of print textbooks and eTextbooks.

Non-GAAP total net revenues and the related year-over-year percentage increase presents total net revenues as if the transition of textbook inventory investment and textbook logistics and fulfillment functions for Chegg’s print textbook business to Ingram was complete and the revenues from print textbook business was entirely commission-based. For more information about non-GAAP total net revenues, non-GAAP gross profit, non-GAAP net income (loss), and adjusted EBITDA and a reconciliation of non-GAAP total net revenues to total net revenues, non-GAAP gross profit to gross profit, non-GAAP net income (loss), to net (loss) income, and adjusted EBITDA to net (loss) income, see the sections of the press release titled “Use of Non-GAAP Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures”.

*Over 40 million annual unique visitors is based on comScore U.S. Annual Unique Visitors (Custom Analytics), October 2015 - September 2016.

Q4 2016 Business Highlights:

•	Over 0.9 million: number of Chegg Services subscribers

•	80%: monthly renewal rate for Chegg Study subscribers

•	Over 6 million: unique questions viewed in Chegg Study

•	Over 70%: growth in tutoring minutes from Q4 2015

•	$2.6 million: remaining Chegg print textbook library

Full Year 2016 Business Highlights:

•	Over 1.5 million: number of Chegg Services subscribers

•	80%: monthly renewal rate for Chegg Study subscribers

•	Over 9 million: unique questions viewed in Chegg Study

•	Over 50%: growth in tutoring minutes year-over-year

Business Outlook:

First Quarter 2017

•	Total Net Revenues in the range of $57 million to $59 million

•	Chegg Services Revenues in the range of $38 million to $40 million

•	Gross Margin between 62% to 64%

•	Adjusted EBITDA in the range of $5 million to $7 million

Adjusted EBITDA guidance for the first quarter 2017 excludes approximately $8.6 million for share-based compensation expense, $4.2 million for other depreciation and amortization expense; $1.0 million for restructuring charges; and $1.5 million for acquisition-related compensation costs. It assumes, among other things, that no additional business acquisitions, investments, restructuring actions, or legal settlements are concluded and that there are no further revisions to share-based compensation estimates.

Full Year 2017

•	Total Net Revenues of $230 million

•	Chegg Services Revenues of $172 million

•	Adjusted EBITDA of $35 million

Adjusted EBITDA guidance for full year 2017 excludes approximately $35.0 million for share-based compensation expense; $18.8 million for other depreciation and amortization expense; $1.1 million for restructuring charges; and $6.0 million for acquisition-related compensation costs. It assumes, among other things, that no additional business acquisitions, investments, restructuring actions, or legal settlements are concluded and that there are no further revisions to share-based compensation estimates.

For more information about the use of non-GAAP measures and a reconciliation of adjusted EBITDA to net loss for the first quarter 2017 and full year 2017, see the sections of the press release titled “Use of Non-GAAP Measures” and “Reconciliation of Forward Looking Net Loss to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you Tracey and welcome everyone to our Q4 earnings call. A year ago we set out the following priorities for our company:

•	To complete our multi-year transition to become an all-digital company;

•	To invest in our existing products and add new high growth services that accelerate Chegg’s growth and profitability;

•	While continuing to build and extend our brand and reach with one of the largest and most valuable audiences in the world, students.

Every investment we make is designed to enhance the student experience, and improve their outcomes. And students have rewarded us by making Chegg a top destination on their journey from academics into career. Key to achieving that status was great execution and 2016 was our best year yet.

•	We set a Chegg Services revenue record of $129 million;

•	Reached a record number of Chegg Services subscribers, exceeding 1.5 million for the year; and

•	Hit a record $20.8 million in adjusted EBITDA, up almost 300% from the previous year.

As you can see, we exceeded our own financial expectations because we continue to meet and exceed the needs and expectations of our students, and we see the opportunity as only getting bigger.
We enter 2017 with tremendous momentum in our business, which is why we remain confident in the financial forecast for the year that we laid out in November.
We did a lot of work in 2016 to put us in a position to expand the opportunity and accelerate growth in 2017. Last year we said that we would complete our transformation to an all-digital business and we are happy to say that this transition is now finally complete. We managed to retain all of the branding and the customer acquisition benefits of the textbook business, shed the burdens of buying and owning the inventory and logistics, and were able to maintain an NPS score of about 80 in our textbook business, which is an extraordinarily high number. As importantly, it’s allowed us to shift our focus and resources to a much larger opportunity which allows us to serve even more students with our high-growth, high-margin Chegg Services.
We said we would make important investments in our existing services, primarily Chegg Study and Chegg Tutors as well as add and invest in new services that we believe to be very large opportunities. And we are proud to report that our investments are paying off. Chegg Study expanded the number of subjects that it offers with more than 2,000 new ISBNs added last year, which also expands the total audience that we can reach. We dramatically increased our proprietary Q&A network, answering over 3 million new questions, bringing our total knowledge base to more than 8 million questions asked and answered, which makes it very difficult for anyone to compete with us. Students clearly appreciate the efforts as they’ve increased our NPS score for Chegg Study by 38% year over year, which is a reflection of how they feel about the product. Let me highlight just a couple of examples that illustrate just how important Chegg Study has become for students. First, our monthly renewal rate increased year over year and is now more than 80%, because the more students use Chegg Study, the more they like it. Second, the fact that students consumed over a quarter of a billion total pages of Chegg Study content in 2016 that means that on average, a subscriber used well over 160 pages of Chegg Study content throughout the year. And, the more content we add and the more subjects we add, the bigger the opportunity gets, and we think it’s still early in the growth curve. For instance, the content that we currently have, we think we’ve reached only 15% of the potential audience. Our growth rate continues to be very high because we are increasing our penetration with the existing content that we have and are growing the overall opportunity by expanding the content and subjects that we can offer to students, which means that the market opportunity is actually getting bigger as more content equals greater reach and greater opportunity.
The transition to all digital now means that Chegg Services, led of course by Chegg Study has become the center of our flywheel, replacing textbooks. To put an exclamation point here, for the first time in our history, we expect that over the course of 2017 we will have more paying subscribers to Chegg Services, than we have to textbook customers. And it is our belief that Chegg Study is already the largest direct-to-student subscription learning service used by students today and it is growing at an extraordinary rate.
As one of the greatest examples of how Chegg’s interconnected platform works to the benefit of students and to our investors, Chegg Study now drives about half of Chegg Tutors’ paying customers. That is significant for a number of reasons. First, it shows the benefits of our interconnected platform to students. Second, it keeps our cost of customer acquisition extraordinarily low. Third, it’s a huge differentiator and competitive advantage, because we’re able to know when a student is online, when they are studying, when they need help, the subject they’re on, the actual page or question they are stuck on, and then we are able to consistently match them to the right tutor within five minutes. That is something no other company can do. And because we think that on-demand human help is quickly becoming one of the biggest opportunities in the education space, we also said that we expected Chegg Tutors to be our fastest growing business as we exited 2016. And we are happy to say that we achieved this goal and expect Chegg Tutors to remain our fastest growing business for years to come.
With education representing a trillion-dollar opportunity in the U.S. alone, we believe that the number of students who will leverage online tools, use the services we have, and then benefit from new services that we plan to offer will increase dramatically over the next decade. That is why we continue to make strategic investments to take advantage of this growing opportunity. At the core of our success is reaching more students than anyone else, knowing more about them than anyone else, and leveraging that data to improve our products and services, acquire customers for less, and increase their customer satisfaction. That is the essence of what the Student Graph does, and we have been consistent in our product and business development strategies by investing in services that can both leverage and contribute to the Student Graph which accelerates our growth. That was the driving force behind our acquisition of Imagine Easy which has been one of the quickest and most successful integrations into the company. With 30 million annual unique visitors according to comScore, we continue to be confident that this acquisition is an enormous opportunity for students, for Chegg, and for our shareholders. There have been over 1.5 billion citations created to date with more than 400 million new ones added in 2016 alone. Already we are exceeding the expectations we have for the business and it is quickly becoming a core part of the Chegg Services platform.
From our perspective 2016 was a pivotal and a great year for Chegg. The flywheel shifted from textbooks to Chegg Study, the three core services that are driving our growth are still early and seeing substantial growth and profitability. And we are exiting the year with great momentum in our business. So we expect 2017 will be a continuation of what we set out to do in 2016:

•	Execute on our financial objectives;

•	Focus on improving and expanding the opportunities with our existing services; and

•	Strategically take advantage of new opportunities that leverage the

•	Student Graph, as they become available.

I have been looking forward to this call for 3 years because today, we are an entirely different company than the one we went public with. We have become an all-digital business where all of our services today work together and enhance and advantage one another. The platform we are building is a comprehensive learning hub based on proprietary content, self-help, on-demand, adaptive, and personalized learning, backed up by a network of human help. This is the Smarter Way to Student and we believe it is the direction in which the industry is heading, because it is where the reality of the modern-day student is leading. We think more students will learn online than offline in the years to come and they will need personalization, based on their academic levels are, what their educational background is, and what their individual career interests are. As a result of this we have not only transformed the composition of what we offer, but we also vastly expanded the markets that we can address.
Our business model is to take one of the largest and most valuable audiences, students, know more about them than anybody else, and leverage that data to build products and services that improve their outcomes and allows Chegg to acquire, engage, retain, and attach them as customers. We believe this is the most powerful model on the internet because if we can help students get in to the college they want, make better choices about their classes that they’re planning on taking, help them master their subjects, improve the likelihood they will graduate on time, and of course with less debt, and help match them to the job that they want, it’s hard to imagine anyone else that would be more valuable to this generation of students.
And with that, I will turn it over to Andy.
Prepared Remarks - Andy Brown, CFO Chegg, Inc.
Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the fourth quarter and full year 2016, as well as our outlook for 2017.

2016 was a great year for Chegg, we had four quarters of strong execution and we completed the multi-year journey of transitioning to an all-digital company. The investments we are making in our platform of services, brand and student graph are paying off as our revenue and adjusted EBITDA came in above our expectations.

For the full year of 2016 non-GAAP revenue came in at $199.4 million, up 20% over 2015, driven by Chegg Services revenue growth of 37%. We hit a record of 1.5 million subscribers throughout the year, an increase of over 500 thousand. This drove gross margin to 53%, up from 37% in 2015, resulting in adjusted EBITDA that nearly quadrupled to $20.8 million.

We also ended the year on a high, with Q4 non-GAAP revenue of $56.4 million, which was driven primarily by 54% year-over-year growth of Chegg Services revenue to $44.3 million.

Q4 gross margins were higher than expected at 67%, as a result of strong topline growth and increased synergies from Chegg Services. Notably, much of the incremental revenue goes straight to the gross margin line, as services like Chegg Study and our writing tools have a relatively fixed cost structure. In other words, as our services grow and achieve scale, our margins continue to increase.

In Q4, our operating expenses grew 12% year-over-year, while non-GAAP revenue grew 38%, resulting in significant leverage which led to an adjusted EBITDA of $13.9 million, at the high-end of our expectations.

Looking at the balance sheet, we ended the quarter with cash of $77 million, better than we expected as Ingram accelerated their payment due in early 2017 to 2016. In addition, Chegg’s legacy print textbook inventory declined to $2.6 million, down from $30 million when we entered 2016.

Based on the strength of our performance in 2016 and the momentum we experienced during our January Rush, we remain confident in meeting our 2017 financial objectives that we guided to on the Q3 earnings call.

As such, we continue to expect 2017 revenue to be approximately $230 million, with Chegg Services revenue growing to approximately $172 million and adjusted EBITDA growing to approximately $35 million, an almost 70% increase over 2016.

For Q1 2017 we expect:

•	Total revenue between $57 and $59 million, with

•	Chegg Services revenue between $38 and $40 million

•	Gross margin between 62% and 64%

•
And adjusted EBITDA between $5 and $7 million. Please note, we have shifted our quarterly EBITDA seasonality expectations. We now expect accelerated textbook liquidations in Q1, which we originally believed would be split between Q1 and Q3.

2016 was a watershed year for Chegg as we completed our multi-year transition to an all-digital company. When I joined the company over 5 years ago, Chegg’s flywheel was entirely dependent upon our textbook business, which was slow growth, high risk and capital intensive. Today, that flywheel is Chegg Services, a platform of interconnected digital learning services that benefit each other, which drives a stronger business model - a model that is high growth, high margin, generates strong cash flows and is capital light.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 7:30 p.m. Eastern Standard Time on February 13, 2017, until 11:59 p.m. Eastern Standard Time on February 20, 2017, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13652986. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP total net revenues, non-GAAP gross profit and margin, non-GAAP operating expenses and margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP weighted average shares outstanding, and non-GAAP net income (loss) per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to include textbook depreciation and to exclude share-based compensation expense, acquisition-related compensation costs, restructuring (credits) charges, transitional logistic charges and other (expense) income, net, (2) non-GAAP total net revenues as total net revenues as if it had already transitioned to a fully commission-based revenue model with Ingram for its print textbook business, (3) non-GAAP gross profit as gross profit excluding share-based compensation and transitional logistic charges, (4) non-GAAP gross margin as non-GAAP gross profit divided by total net revenues, (5) non-GAAP income (loss) from operations as (loss) income from operations excluding share-based compensation expense, amortization of intangible assets, restructuring (credits) charges, transitional logistic charges and acquisition related compensation costs, (6) non-GAAP income (loss) from operations margin as non-GAAP income (loss) from operations divided by total net revenues, (7) non-GAAP net income (loss) as net (loss) income excluding share-based compensation expense, amortization of intangible assets, restructuring (credits) charges, transitional logistic charges, and acquisition related compensation costs, (8) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units and warrants and (9) non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) divided by non-GAAP weighted average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA” and “Reconciliation of GAAP to Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Non-GAAP total net revenues adjustments.

During 2015 and 2016, Chegg was in the process of transitioning ownership of the print textbook library, print textbook logistics and fulfillment functions for its print textbook business to Ingram. During the transition, Chegg reports print textbook revenues for orders that are fulfilled with textbooks owned by Chegg and commission-based revenues for orders that are fulfilled with textbooks owned by Ingram. Upon completion of the transition, all revenues from print textbook business transactions will represent an approximate 20% commission earned. Our transition to a fully commission-based model with Ingram completed in November 2016. The non-GAAP revenue adjustments present historical total net revenues “as if” Ingram already owned all textbooks and managed all logistics and order fulfillment. Management believes that presenting revenues as if Chegg had already fully transitioned to the commission-based model with Ingram provides investors with a better understanding of Chegg’s results of operations in light of the changes to its business model by facilitating period over period revenue comparisons during the transition period. The adjustments to total net revenues provided below reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature.

Share-based compensation expense.

Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Transitional logistic charges.

Transitional logistic charges related primarily to the closure of our warehouse and as we transitioned to Ingram’s distribution centers, which resulted in duplicative logistic charges. The duplicative logistic charges were incurred throughout 2015 until the completion of our transition of our logistics and fulfillment obligations for our print textbook business to Ingram. Chegg believes that it is appropriate to exclude transitional logistic charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring (credits) charges.

Restructuring (credits) charges primarily relate to expenses incurred in making infrastructure-related changes as a result of transitioning Chegg’s fulfillment obligations for the print textbook business to Ingram, as well as expenses related to the exit of Chegg’s print coupon business. These restructuring (credits) charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring (credits) charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include: (1) compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy and InstaEDU acquisitions, (2) the remaining pay-out related to the Bookstep acquisition, and (3) adjustments to previously recognized earn-out liability on contingent compensation expense related to acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg’s momentum, Chegg’s expectation that adding content and subjects will increase its opportunity, Chegg’s expectation that it will have more paying subscribers to Chegg Services than textbook customers in 2017, on-demand human help as one of the biggest opportunities in the education space, Chegg’s expectation that students will leverage online tools more in the future, and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the rate of adoption of Chegg’s offerings; the impact of Chegg’s acquisition of Imagine Easy Solutions; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; Chegg’s and Ingram’s ability to manage their textbook library; changes in Chegg’s addressable market; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2016, and could cause actual results to vary from expectations. Additional information will also be set forth in Chegg’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	December 31, 2016	December 31, 2015
Assets	(unaudited)	*
Current assets
Cash and cash equivalents	$77,329	$67,029
Short-term investments	—	17,800
Accounts receivable, net of allowance for doubtful accounts of $436 and $378 at December 31, 2016 and December 31, 2015, respectively	9,206	13,157
Prepaid expenses	2,579	3,117
Other current assets	22,259	31,732
Total current assets	111,373	132,835
Long-term investments	—	4,229
Textbook library, net	2,575	29,728
Property and equipment, net	35,305	19,971
Goodwill	116,239	91,301
Intangible assets, net	20,748	8,865
Other assets	4,412	4,427
Total assets	$290,652	$291,356
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,175	$5,860
Deferred revenue	14,836	14,971
Accrued liabilities	44,319	35,280
Total current liabilities	64,330	56,111
Long-term liabilities
Total other long-term liabilities	4,383	4,170
Total liabilities	68,713	60,281
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 91,708,839 and 88,099,983 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	92	88
Additional paid-in capital	593,351	560,242
Accumulated other comprehensive loss	(176)	(172)
Accumulated deficit	(371,328)	(329,083)
Total stockholders' equity	221,939	231,075
Total liabilities and stockholders' equity	$290,652	$291,356
* Derived from audited consolidated financial statements as of and for the year ended December 31, 2015.

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net revenues:
Rental	$7,756	$27,166	$39,837	$120,365
Services	54,469	37,995	181,264	131,996
Sales	832	2,993	32,989	49,012
Total net revenues	63,057	68,154	254,090	301,373
Cost of revenues(1):
Rental	2,132	11,289	28,637	98,162
Services	16,076	11,605	54,767	43,794
Sales	2,364	3,486	36,197	47,893
Total cost of revenues	20,572	26,380	119,601	189,849
Gross profit	42,485	41,774	134,489	111,524
Operating expenses:
Technology and development (1)	17,099	14,315	66,331	59,391
Sales and marketing (1)	12,500	14,097	53,949	64,082
General and administrative (1)	14,232	9,429	55,372	45,209
Restructuring (credits) charges	(125)	1,548	(423)	4,868
Gain on liquidation of textbooks	(147)	(1,677)	(670)	(4,326)
Total operating expenses	43,559	37,712	174,559	169,224
(Loss) income from operations	(1,074)	4,062	(40,070)	(57,700)
Interest expense, net and other (expense) income, net:
Interest expense, net	(20)	(65)	(171)	(247)
Other (expense) income, net	(151)	(1)	(297)	216
Total interest expense, net and other (expense) income, net	(171)	(66)	(468)	(31)
(Loss) income before provision for income taxes	(1,245)	3,996	(40,538)	(57,731)
Provision for income taxes	244	366	1,707	1,479
Net (loss) income	$(1,489)	$3,630	$(42,245)	$(59,210)
Net (loss) income per share
Basic	$(0.02)	$0.04	$(0.47)	$(0.68)
Diluted	$(0.02)	$0.04	$(0.47)	$(0.68)
Weighted average shares used to compute net (loss) income per share
Basic	91,526	87,993	90,534	86,818
Diluted	91,526	93,225	90,534	86,818

(1) Includes share-based compensation expense as follows:
Cost of revenues	$57	$(56)	$172	$262
Technology and development	3,564	2,548	14,771	11,992
Sales and marketing	668	1,687	6,124	7,901
General and administrative	4,795	2,812	20,718	18,620
Total share-based compensation expense	$9,084	$6,991	$41,785	$38,775

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(42,245)	$(59,210)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Textbook library depreciation expense	9,267	43,553
Amortization of deferred loan costs	105	151
Other depreciation and amortization expense	14,520	11,511
Share-based compensation expense	41,785	38,775
Provision (release) for bad debts	58	(77)
Gain on liquidation of textbooks	(670)	(4,326)
Loss from write-offs of textbooks	1,090	5,297
Realized gain on sale of securities	(11)	—
Loss from disposal of property and equipment	—	967
Change in assets and liabilities net of effect of acquisition of businesses:
Accounts receivable	(127)	712
Prepaid expenses and other current assets	10,039	(27,878)
Other assets	1,437	(592)
Accounts payable	(728)	(4,236)
Deferred revenue	(272)	(9,620)
Accrued liabilities	(9,499)	5,237
Other liabilities	189	(346)
Net cash provided by (used in) operating activities	24,938	(82)
Cash flows from investing activities
Purchases of textbooks	(886)	(32,297)
Proceeds from liquidations of textbooks	25,646	38,260
Purchases of marketable securities	(7,633)	(35,610)
Proceeds from sale of marketable securities	22,830	350
Maturities of marketable securities	6,844	47,840
Purchases of property and equipment	(24,689)	(8,253)
Acquisition of businesses, net of cash acquired	(27,055)	—
Purchase of strategic equity investment	(1,020)	(2,019)
Net cash (used in) provided by investing activities	(5,963)	8,271
Cash flows from financing activities
Common stock issued under stock plans, net	2,104	13,696
Payment of taxes related to the net share settlement of RSUs	(10,779)	(8,710)
Repurchase of common stock	—	(2,263)
Net cash (used in) provided by financing activities	(8,675)	2,723
Net increase in cash and cash equivalents	10,300	10,912
Cash and cash equivalents, beginning of period	67,029	56,117
Cash and cash equivalents, end of period	$77,329	$67,029

Supplemental cash flow data:
Cash paid during the period for:
Interest	$50	$95
Income taxes	$1,094	$827
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$2,333	$1,771
Issuance of common stock related to prior acquisition	$—	$825
Accrued deferred cash consideration related to acquisition	$17,378	$—

CHEGG, INC.
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net (loss) income	$(1,489)	$3,630	$(42,245)	$(59,210)
Interest expense, net	20	65	171	247
Provision for income taxes	244	366	1,707	1,479
Textbook library depreciation expense	364	6,715	9,267	43,553
Other depreciation and amortization expense	4,519	2,331	14,520	11,511
EBITDA	3,658	13,107	(16,580)	(2,420)
Textbook library depreciation expense	(364)	(6,715)	(9,267)	(43,553)
Share-based compensation expense	9,084	6,991	41,785	38,775
Other expense (income), net	151	1	297	(216)
Restructuring (credits) charges	(125)	1,548	(423)	4,868
Transitional logistic charges	—	174	—	6,033
Acquisition-related compensation costs	1,500	208	4,988	1,871
Adjusted EBITDA	$13,904	$15,314	$20,800	$5,358

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total net revenues	$63,057	$68,154	$254,090	$301,373
Adjustment as if transition to Ingram is complete	(6,661)	(27,143)	(54,671)	(135,270)
Non-GAAP total net revenues	$56,396	$41,011	$199,419	$166,103

Gross profit	$42,485	$41,774	$134,489	$111,524
Share-based compensation expense	57	(56)	172	262
Transitional logistic charges	—	174	—	6,033
Non-GAAP gross profit	$42,542	$41,892	$134,661	$117,819

Gross margin %	67.4%	61.3%	52.9%	37.0%
Non-GAAP gross margin %	67.5%	61.5%	53.0%	39.1%

Operating expenses	$43,559	$37,712	$174,559	$169,224
Share-based compensation expense	(9,027)	(7,047)	(41,613)	(38,513)
Amortization of intangible assets	(1,389)	(646)	(4,605)	(4,761)
Restructuring credits (charges)	125	(1,548)	423	(4,868)
Acquisition-related compensation costs	(1,500)	(208)	(4,988)	(1,871)
Non-GAAP operating expenses	$31,768	$28,263	$123,776	$119,211

Operating expenses as a percent of total net revenues	69.1%	55.3%	68.7%	56.2%
Non-GAAP operating expenses as a percent of total net revenues	50.4%	41.5%	48.7%	39.6%

(Loss) income from operations	$(1,074)	$4,062	$(40,070)	$(57,700)
Share-based compensation expense	9,084	6,991	41,785	38,775
Amortization of intangible assets	1,389	646	4,605	4,761
Restructuring (credits) charges	(125)	1,548	(423)	4,868
Transitional logistic charges	—	174	—	6,033
Acquisition-related compensation costs	1,500	208	4,988	1,871
Non-GAAP income (loss) from operations	$10,774	$13,629	$10,885	$(1,392)

Net (loss) income	$(1,489)	$3,630	$(42,245)	$(59,210)
Share-based compensation expense	9,084	6,991	41,785	38,775
Amortization of intangible assets	1,389	646	4,605	4,761
Restructuring (credits) charges	(125)	1,548	(423)	4,868
Transitional logistic charges	—	174	—	6,033
Acquisition-related compensation costs	1,500	208	4,988	1,871
Non-GAAP net income (loss)	$10,359	$13,197	$8,710	$(2,902)

Weighted average shares used to compute net (loss) income per share	91,526	87,993	90,534	86,818
Effect of dilutive options, restricted stock units and warrants	8,887	5,232	6,476	—
Non-GAAP weighted average shares used to compute non-GAAP net income (loss) per share	100,413	93,225	97,010	86,818

Net (loss) income per share	$(0.02)	$0.04	$(0.47)	$(0.68)
Adjustments	0.12	0.10	0.56	0.65
Non-GAAP net income (loss) per share	$0.10	$0.14	$0.09	$(0.03)

CHEGG, INC.
RECONCILIATION OF FORWARD LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31, 2017	Year Ended December 31, 2017
	*
Net loss	$(10,300)	$(29,900)
Interest expense, net	—	100
Provision for income taxes	800	3,300
Other depreciation and amortization expense	4,200	18,800
EBITDA	(5,300)	(7,700)
Share-based compensation expense	8,600	35,000
Other expense, net	200	600
Restructuring charges	1,000	1,100
Acquisition-related compensation costs	1,500	6,000
Adjusted EBITDA	$6,000	$35,000
* Adjusted EBITDA guidance for the three months ended March 31, 2017 represents the midpoint of the range of $5 million to $7 million.